Exhibit 99.1

TRANSACT TECHNOLOGIES DECLARES QUARTERLY CASH DIVIDEND OF $0.08 PER SHARE

BOARD OF DIRECTORS APPROVES MODIFICATION TO CURRENT SHARE REPURCHASE
AUTHORIZATION TO INCLUDE $4 MILLION 10b5-1 STOCK REPURCHASE PLAN

Hamden, CT – November 3, 2014 – TransAct Technologies Incorporated (Nasdaq: TACT), a global leader in market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries, announced today that its Board of Directors declared a quarterly cash dividend of $0.08 per share and also approved a modification to the current stock repurchase return of capital program.

The $0.08 quarterly cash dividend declared by the Board will be payable December 15, 2014, to shareholders of record at the close of business on November 20, 2014.  On an annualized basis, the quarterly dividend represents a yield of 5.6% based on the $5.73 per share closing price of the Company's stock on October 31, 2014.

The Board of Directors also modified TransAct’s current share repurchase authorization, announced in August for up to $7.5 million of the Company’s outstanding shares.  The share repurchase authorization now includes the repurchase of up to $4 million of the Company’s outstanding shares through April 30, 2015 pursuant to a new Rule 10b5-1 trading plan.  The Rule 10b5-1 plan allows the Company to adopt a written plan for trading securities in a non-discretionary, pre-scheduled manner including during normal quarterly blackout periods.  TransAct expects to enter into the new 10b5-1 trading plan in early November 2014.

Through September 16, 2014, the beginning of the Company’s blackout period prior to the reporting of its 2014 third quarter results, and pursuant to the initial $7.5 million repurchase plan authorized in August, TransAct has repurchased approximately 109,000 shares of its common stock for total consideration of approximately $0.8 million.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a leader in developing and manufacturing market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries.  These industries include casino and gaming, lottery, food safety, banking, point-of-sale, hospitality, oil and gas, medical and mobile.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers and products are designed from the ground up based on market-specific requirements and are sold under the Ithaca®, RESPONDER, Epic, EPICENTRAL® and Printrex® product brands.  TransAct distributes its printers and terminals through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over 2.5 million printers and terminals installed around the world.  TransAct is also committed to providing world-class printer service, spare parts, accessories and printing supplies to its growing worldwide installed base of printers.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumable items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming, government and oil and gas exploration markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call 203.859.6800.
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Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com